AMENDMENT TO PLACEMENT AGREEMENT BETWEEN
                       ROYAL ALOHA DEVELOPMENT COMPANY AND
                       FIRST FINANCIAL EQUITY CORPORATION


         THIS AMENDMENT (the "Amendment"), made and entered into this 28th day of May, 1998, amends that certain Placement Agreement (the "Placement Agreement") by and between Royal Aloha Development Company (the "Company") and First Financial Equity Corporation (the "Placement Agent"), entered into as of March 20, 1998.


                                 R E C I T A L S

         WHEREAS, the parties have entered into the Placement Agreement where by the Placement Agent is to act as the Company's Agent to offer for sale for the Company's account (the "Offering") up to $9,200,000 of Subordinated Notes of the Company (the "Notes") in Arizona and Texas; and

         WHEREAS, the National Association of Securities Dealers (the "NASD") has reviewed the Placement Agreement and has requested that the parties modify certain terms of the Placement Agreement.

         NOW, THEREFORE, in consideration of the premises, the parties hereby agree to amend the Placement Agreement as follows:

         1. Paragraph 2.3 of the Placement Agreement is amended to read as follows:

                                    2.3   All funds collected by Placement Agent
                  from prospective purchasers of the Notes must be deposited in an escrow account maintained by U.S. Bank Trust National Association, as escrow agent. Subscribers checks will be made payable to U.S Bank Trust National Association. The Placement Agent shall transmit such checks directly to the escrow agent by noon of the next business day after receipt. The commission payable by the Company to the Placement Agent will be paid out of the escrow account immediately after Closing. If Closing does not occur by the end of the Offering Period, amounts deposited in the escrow account will be returned to investors, and the Company will reimburse the Placement Agent only for its actual accountable out-of- pocket expenses, pursuant to NASD rules. Payment of the commission and delivery of and payment for the Notes shall take place at the office of Lewis and Roca, Phoenix, Arizona (or at any other place designated by agreement between Placement Agent and the Company) at such time and date as Placement Agent and the Company may agree

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                  upon in  writing.  Such time and date of payment  and  deliver
                  (the "Closing Date") shall be not later than 270 days after the Commencement Date.

         2. A new Paragraph, numbered 3.4, shall be inserted immediately following paragraph 3.3, and reads as follows:

                           3.4 Placement Agreement agrees that it will not sell an aggregate amount of Notes in excess of $2,500,000 in Texas without prior written notification to the Company.

         3. This Amendment may be signed in counterparts by the respective parties.

         IN WITNESS WHEREOF, the parties have signed this Amendment as of the date first written above.


                                            ROYAL ALOHA DEVELOPMENT COMPANY



                                            By: /s/ Jack R. Corteway
                                               ----------------------------
                                            Jack R. Corteway, President


                                            FIRST FINANCIAL EQUITY CORPORATION


                                            By: /s/ James Barrons
                                               -----------------------------
                                            James Barrons
                                            Its: Principal


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